Exhibit 8.2
[Letterhead of Sullivan & Cromwell LLP]
January 31, 2011
Ternium S.A.,
      46a, Avenue John F. Kennedy — 2nd Floor,
           L-1855,
                Luxembourg.
Ladies and Gentlemen:
     We have acted as United States tax counsel to Ternium S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg (“Ternium”), in connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities, debt warrants, ordinary shares and American Depositary Shares representing ordinary shares. We hereby confirm to you that the discussion set forth under the headings “U.S. Taxation of Debt Securities” and “U.S. Taxation of Ordinary Shares and ADSs” in the Registration Statement filed on Form F-3 (the “Registration Statement”) dated January 31, 2011, is accurate in all material respects.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/SULLIVAN & CROMWELL LLP